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Chaparral Energy Announces Changes in Senior Management
Oklahoma City, April 20, 2020 - Chaparral Energy, Inc. (NYSE: CHAP) (“Chaparral” or “the Company”) today announced changes in its senior leadership.
On April 17, 2020, Scott Pittman resigned as Senior Vice President and Chief Financial Officer of Chaparral to pursue other interests. Mr. Pittman’s departure was not related to any disagreement with the Company or any matters relating to its operations, policies or practices.
Chaparral intends to conduct a search to fill the vacancy in the Chief Financial Officer position resulting from Mr. Pittman’s departure. The Company has temporarily assigned the authority specific to the Chief Financial Officer to Stephanie A. Carnes, Chaparral’s Controller, until the Chief Financial Officer vacancy has been filled. In addition, Patrick Graham, Chaparral’s Senior Director of Corporate Finance, will serve as the primary investor contact.
On April 17, 2020, Mark Ver Hoeve, Vice President of Geoscience elected to retire effective immediately. Chaparral is evaluating candidates to fulfill Mr. Ver Hoeve’s function.
About Chaparral
Chaparral Energy, Inc. (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral has over 210,000 net surface acres in the Mid-Continent region.  The Company is focused in the oil window of the Anadarko Basin in the heart of Oklahoma, where it has over 120,000 net acres. For more information, visit chaparralenergy.com.
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Investor Contact
Patrick Graham
Senior Director – Corporate Finance
405-426-6700
investor.relations@chaparralenergy.com